Exhibit 23.4

 [Letterhead of Wikborg Rein Advokatfirma]

September 10, 2019

Opera Limited
Gjerdrums vei 19,

0484 Oslo, Norway

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by Opera Limited on September 10, 2019, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Wikborg Rein Advokatfirma

Wikborg Rein Advokatfirma